Exhibit 10.19

SALES AGENCY AGREEMENT

THIS SALES AGENCY AGREEMENT (the “Agreement”) is entered into as of January 18, 2011, (the “Effective Date”) by and between GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, Inc., a Delaware Corporation, its subsidiaries and controlled affiliates, (“Company”) and TITAN Management and Consulting, LLC., a New York Limited Liability Company, or its designee (“Sales Representative”).  The Company and Sales Representative are sometimes referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, the Company is engaged in marketing energy-efficient products and services (the “Products”); and

WHEREAS, the Company desires to retain Sales Representative as its sales agent to market and sell the Products and Sales Representative wishes to accept such appointment on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Incorporation of Recitals.  The Recitals set forth above are true and correct and are incorporated into and made a part of this Agreement.

2.             Appointment and Territory.  The Company hereby engages and appoints Sales Representative as the company’s non-exclusive sales representative for the solicitation and acceptance of orders for any and all of the products in the United States, the Caribbean, Mexico and Canada (the “Territory”) and Sales Representative hereby accepts said appointment.

3.             Orders and Sales.

            a.           The Products applicable to this Agreement shall be the Company’s entire products line as in effect from time-to-time during the term as hereinafter defined).

b.           Unless otherwise specifically agreed, Sales representative agrees that all orders solicited and taken by it shall be made in conjunction and with the approval of the Company and on standard prices specified by the Company for Products from time-to-time during the Term.  Decisions regarding a customer’s credit shall be made by the Company.

75 West Street, 18th Floor, Suite A, New York, NY 10006
www.gempowered.com

c.           The Sales Representative shall identify its prospects and opportunities, in writing, and the Company shall accept the prospect as being thereafter assigned to the Sales Representative.  All prospects, opportunities and Customers assigned to the Sales Representative are listed on Exhibit A, attached hereto, which shall be updated by the Sales Representative from time to time, at minimum, quarterly.

d.           The Company shall use commercially reasonable efforts to assure that prompt shipment and installation shall be made on all orders received from Sales Representative and to treat orders secured by Sales Representative with at least the same priority concerning shipments as any other customer of the Company.

e.           During the term of this Agreement, the Company shall License Sales Representative to use, on a non-exclusive basis, all trademarks, trade names and identifying slogans relating to the Company and the Business in connection with the performance of Sales Representative’s obligations under Agreement.

4.             Term.  The term of this Agreement (the “Term”) shall commence as of Effective Date and shall continue for such period as the Consulting Services Agreement of even date herewith by and between the Company and TITAN Management and Consulting, LLC, or its designee (the “Consulting Agreement”) is in effect.

5.             Additional Duties of Sales Representative.

a.           Sales Representative will use commercially reasonable efforts to market and sell the Products.

b.           Sales Representative shall comply with all Federal, state and local laws and regulations in performing its obligations hereunder.

c.           Sales Representative shall bear all of its out-of-pocket expenses incurred in connection with the performance of its obligations hereunder.

6.             Additional Duties of the Company.

a.           The Company shall use commercially reasonable efforts to conduct the Business and accept and fulfill orders of the Products in a high quality and professional manner.

b.           The Company comply with all Federal, state and local laws quantities and without charge, sales and marketing and technical materials for the Products,.

7.             Indemnification.  Each Party hereby indemnifies and holds harmless the other Party and its shareholders, directors, members, managers, officers, employees, attorneys and agents from and against all claims, losses and expenses, including reasonable attorneys’ fees and costs, arising from a breach by Party of its representations, warranties and covenants in this Agreement.

75 West Street, 18th Floor, Suite A, New York, NY 10006
www.gempowered.com

8.             Compensation.  The Company shall pay Sales Representative a commission of fifteen percent (15%) of the net profits of Products sold by the Company pursuant to this Agreement (“Commission”).  Net profits are described as total revenue received by the Company, less all direct cost incurred by the Company.  Commission shall earn upon receipt by the Company of customer payment of products.  The Company Shall is entitled to a credit for any gross sales amounts refunded to customers for returns of similar events in accordance with Company’s policies in effect from time-to-time during the Term.

9.            The Company shall have the right to compensate the Sales Representative in cash or unrestricted stock, at the sole and absolute discretion of the Company, but at no time shall the Company pay less then 50 % of commissions due in cash.

10.           The Company shall pay the Sales Representative One Million (1,000,000) shares of stock with the execution of a binding Strategic Alliance, Joint Venture or similar Agreement with 5 Star Electric.

11.           Manners of Payment.

a.           On or before 10th day of each calendar month, the Company shall pay to sales representatives Commissions due on gross sales for the prior calendar month by wire transfer to a bank account designated by Sales Representative in writing to the Company.

b.           Each payment of Commissions by the Company to Sales Representative shall be accompanied by a detail report showing the calculation of such payment.

c.           All Commissions hereunder not paid within five (5) business days of the due date shall bear a late fee of one and one-half percent (1.5%) of the unpaid amount per month accruing from the due date.

d.           The Company Shall keep and maintain complete and accurate books of account and records in connection with its obligations under the Agreement at its principal place of business during the term and for (1) year thereafter.

12.           Audit Rights.  During the Term and for one (1) year thereafter, Sales Representative may audit the financial books, information systems and records of the Company as reasonably necessary to verify the Company’s compliance wits its obligations under the Agreement; provided, however, that

a.           Such audit should be at the sole cost and expense of Sales Representative (unless such audit reveals that payments of compensation due to Sales Representative for any calendar month audited where understated by more than such unpaid compensation, together with the interest from the date originally due at the rate of ten percent (10%) per annum, and shall reimburse Sales Representative out-of-pocket costs of such audit;

75 West Street, 18th Floor, Suite A, New York, NY 10006
www.gempowered.com

b.           Sales Representative may not audit the Company more then twice per year;

c.           any such audit should be conducted only during regular business hours and in such a manner as not unreasonably to interfere with normal business activities of the Company;

d.           Sales Representative’s audit rights with the respect to each calendar year during the Term shall expire one (1) year after the end of such calendar year; and

e.           The Company shall keep and maintain complete and accurate books of account and records in connection with its obligations under the Agreement at its principal place of business until during the period in which Sales Representative has audit rights hereunder, unless a legal action with respect thereto commenced during such period.

13.           Termination.  Either Party my terminate this Agreement immediately for “cause.”  For purposes of this section 11, the Agreement shall be considered terminated for “cause” only on account of the occurrence of one or more of the following events

a.           By the Company, if Sales Representative discloses Confidential Information in violation of Section 14;

b.           by either Party, if the other Party becomes bankrupt or insolvent;

c.           by either Party, if the other Party, terminates the Consulting Services Agreement of even date herewith between the Company and the Consultant for “cause” (as defined therein); or

d.           Notwithstanding termination of this Agreement, Sales Representative shall be entitled to Commissions on all Customer Leases secured by it prior to the date of termination, but which are pending acceptance and/or processing on the date of termination.

14.           Representations and Warranties.  Each Party represents and warrants to the other that:

a.           each party has not entered into any contracts other obligations that will interfere with the Party’s ability to perform its obligations under this Agreement;

b.           each party has all right, title and interest in and to its assets necessary to perform this Agreement, and all licenses, permits and governmental authorizations necessary to perform its obligations under this Agreement; and

c.           each Party not assigned, delegate, sold, pledged, or otherwise transferred any intellectual property rights or other ownership rights to its properties in a manner that interferes with a party’s obligations, representations, warranties or covenants under this Agreement and will not do so while this Agreement in effect.

75 West Street, 18th Floor, Suite A, New York, NY 10006
www.gempowered.com

15.           Confidential Information.  The party acknowledge and agree that during the course of the performance of their respective obligation under this Agreement each party my disclose Confidential Information (as hereafter defined) to the other party.  Each Party agrees that it shall protect the Confidentiality of the Confidential Information Using no less then the same degree of care that each Party uses to protect its own Confidential Information, but in no case less that reasonable care.  In the event each Party is the recipient of any subpoena, litigation discovery request, or other legal demand for disclosure of the Confidential Information, each Party shall promptly notify the other party of the receipt of such of demand at the earliest possible time so as to afford the other Party the opportunity to attempt to quash any such demand, or seek an appropriate order from a court of competent jurisdiction.  As used in this Agreement “Confidential Information” shall mean all non public information designated in writing by Party as such.

16.           Specific Performance; Survival.  In the event of breach or a threatened breach of Section 15, a Party shall be entitled, in addition to any other relief or remedy available at law, to seek injunctive or declaratory relief without the necessity of proving irreparable harm or posting a bond.  The provision of Section 15 should survive the Term.

17.           Independent Contractor.  The parties agree that the Sales Representative is an independent contractor and that nothing herein shall constitute a partnership or join venture between the Company and Sales Representative.

18.           No Brokers.  Each of the parties represent and warrants to the other that it has not utilized the services of any finder, broker or agent.  Each of the Parties agrees to indemnify the other against any and all liabilities to any person, firm or corporation claiming any fee or commission of any kind on account of services rendered on behalf of such Party In connection with transactions contemplated by this Agreement.

19.           Applicable Law.  This document shall, in all respects, be governed by the laws of the State of New York excluding any conflicts of laws provisions.  The Parties acknowledge that substantially all of the negotiations relating to this Agreement were conducted in New York, and that this Agreement has been executed by both Parties in New York.  Any legal suit, action or proceeding against either party arising out of or relating to this Agreement shall be instituted in a federal or state court in the state of New York, and each Party waves any objections which it may now hereafter have to the laying of jurisdiction of any such court in any suit, action proceeding.

20.           Assignability.   All of the terms and provision contained herein shall inure to the benefit of and shall be binding upon the Parties and their respective heirs, personal representative, successors and assigns.  The obligations of Sale Representative may not be delegated, however, and Sales Representative may not without the Company’s written consent thereto, assign, transfer, convey, pledge, encumber, hypothecate or otherwise dispose of this Agreement or any interest therein.  Any such attempted delegation or disposition should be null and void and without effect.  The Company and Sales Representative agree that this Agreement and all of the Company’s rights and obligations hereunder my be assigned or transferred by the Company to and my be assumed By and become biding upon and my inure to the benefit of any affiliate of or successor to the Company.  The term “successor” shall mean, with respect to the Company or any of its subsidiaries, and any other assets, or otherwise, acquires all or a material part of the assets of the Company.  Any assignment by the Company of its rights and obligations hereunder to any affiliates or successor shall not be considered a termination for purposes of this Agreement.

75 West Street, 18th Floor, Suite A, New York, NY 10006
www.gempowered.com

21.           Notices.  Any and all notices required or desired to be given hereunder by either Party shall be in writing and shall be validly given or made to the other if delivered either by hand delivery, overnight courier, or if deposited in the United States Mail, certified or registered, postage prepaid, return receipt requested.  If notice is served by hand delivery or overnight courier, notice shall be deemed effective upon receipt.  If notice is served by United States mail, notice shall be deemed effective (3) days after it is sent.  In all instances, notice shall be sent to the Parties at the following Parties at the following addresses:

If to the Company or the Members:

Michael Samuel
3401 N Miami Ave, Suite 240
Miami, Florida  33127

If to Consultant:

Titan Consulting & Management
75 West Street,
18th Floor, Suite A
New York, NY
Attn:  Anthony Corso

Either Party may change its address for the purpose of receiving notices by written notice given to the other Party.

22.           Modifications or Amendments.  No amendment, change or modification of this document shall be valid unless in writing and signed by each of the Parties.

23.           Waiver.  No reliance upon or waiver of one or more provisions of this Agreement shall constitute a waiver of any other provisions hereof.

24.           Severability.  If any provision of this Agreement as applied to either Party or to any circumstances shall be adjudged by a court of competent jurisdiction to be void or unenforceable, the same shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement.  If any court construes any of the provisions to be unreasonable because of the duration of such provision or the geographic or other scope thereof, such court may reduce the duration or restrict the geographic or other scope of such provision and enforce such provision as so reduced or restricted.

75 West Street, 18th Floor, Suite A, New York, NY 10006
www.gempowered.com

25.           Separate Counterparts.  This document may be executed in one or more separate counterparts, each of which, when so executed, shall be deemed to be an original.  Such counterparts shall, together, constitute and shall be one and the same instrument.

26.           Headings.  The captions appearing at the commencement of the sections hereof are descriptive only and are for convenience of reference.  Should there be any conflict between any such caption and the section at the head of which it appears, the substantive provisions of such section and not such caption shall control and govern in the construction of this document.

27.           Further Assurances.  Each of the Parties shall execute and deliver any and all additional papers, document and other assurances, and shall so any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder and to carry out their intentions as set forth herein.

28.           Entire Agreement.  This Agreement, together with any agreement referred to or incorporated by reference herein, constitutes the entire understanding and agreement of the Parties with respect to the subject matter of this Agreement, and any and all prior agreements, understandings or representations are hereby terminated and cancelled in their entirety.

29.           Neutral Construction.  Neither Party may rely on any drafts of this Agreement in any interpretation of the Agreement.  Each Party to this Agreement has reviewed this Agreement and has participated in its drafting and, accordingly, neither Party shall attempt to invoke the normal rule of construction to the effect that ambiguities are to be resolved against the drafting party in any interpretation of this Agreement.

75 West Street, 18th Floor, Suite A, New York, NY 10006
www.gempowered.com

IN WITNESS WHEREOF, the Parties here to have caused this Agreement to be duly executed as of the date first above written.

GREEN ENERGY MANAGEMENT
SERVICES HOLDINGS, INC.

By:	/s/ Michael Samuel

Name:	Michael Samuel	[print]

Title:	C.E.O.

SALES REPRESENTATIVE:

TITAN Management and Consulting, LLC.

By:	/s/ Anthony Corso

Name:	Anthony Corso	[print]

Title:	Managing Partner

75 West Street, 18th Floor, Suite A, New York, NY 10006
www.gempowered.com